Exhibit 99.1

Contacts: James Lindstrom, CEO Integrated Electrical Services, Inc. 203-992-1111

FOR IMMEDIATE RELEASE

Phil Denning, ICR Inc. phil.denning@icrinc.com 203-682-8246

INTEGRATED ELECTRICAL SERVICES ADOPTS SHAREHOLDER RIGHTS PLAN TO PROTECT NET OPERATING LOSS CARRYFORWARD ASSETS

HOUSTON — January 28, 2013 — Integrated Electrical Services, Inc. (or “IES”) (NASDAQ: IESC), an infrastructure services company with leading positions in a broad range of markets for electrical and communications products and services, today announced that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”) designed to preserve the value of its net operating loss carryforwards (“NOLs”) and other related tax assets under Section 382 of the Internal Revenue Code.

United States federal income tax rules, and Section 382 of the Internal Revenue Code in particular, could substantially limit the use of net operating losses and other tax assets if IES experiences an “ownership change” (as defined in Section 382 of the Internal Revenue Code). In general, an ownership change occurs if there is a cumulative change in the ownership of IES by “5 percent shareholders” that increases by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis. IES notes that the Rights Plan serves the interests of all shareholders by protecting the Company’s ability to use its deferred tax assets to offset tax liabilities in the future.

Under the terms of the Rights Plan, IES will distribute to its shareholders a non-taxable dividend distribution of one preferred stock purchase right (a “Right”) for each share of IES common stock outstanding as of the close of business on February 19, 2013. The Rights are not exercisable, will trade together with the Company’s common stock and are not separately transferable unless and until an event triggers the separation of the Rights. Separate certificates for Rights will not be issued until that time.

The Rights Plan is intended to act as a deterrent to any person acquiring beneficial ownership of 4.95% or more of IES’s outstanding common stock (an “Acquiring Person”). Shareholders who beneficially owned 4.95% or more of IES’s outstanding common stock as of the close of business on January 24, 2013 will not become an Acquiring Person so long as they do not acquire additional shares of IES common stock representing a percentage of the outstanding common stock that exceeds by one-half of one percent (0.50%) or more the lowest percentage of IES common stock beneficially owned by such person at any time since January 24, 2013.

A person who becomes an Acquiring Person may be subject to significant dilution in their holdings. The Board of Directors may, in its sole discretion, exempt any person from being deemed an Acquiring Person for purposes of the Rights Plan.

The Rights will expire on the earliest of (i) the close of business on December 31, 2017, (ii) the close of business on December 31, 2015 if stockholder approval of the Rights Plan has not been received by or on such date, (iii) adjournment of the third annual meeting of stockholders of the Company after the date of the Rights Plan if stockholder approval of the Rights Plan has not been received by such date, (iv) the repeal of Section 382 of the Internal Revenue Code and any successor statute or any other change of law if, as a result of such change of law, the Board of Directors determines that the Rights Plan is no longer necessary or desirable for the preservation of the Company’s tax benefits, and (v) the beginning of the first taxable year of the Company to which the Board of Directors determines that the Company’s tax benefits may not be carried forward.

IES will file the Rights Plan with the Securities and Exchange Commission on Form 8-K. The above description is only a summary; interested persons are urged to read the full Rights Plan as so filed with the Securities and Exchange Commission.

ABOUT INTEGRATED ELECTRICAL SERVICES, INC.

Integrated Electrical Services, Inc. is an infrastructure services company that enjoys leading positions in a broad range of markets for electrical and communications products and services. Our 2,500 employees serve clients throughout the United States. For more information about IES, please visitwww.ies-corporate.com.